Exhibit 99.1

Liberty Bancorp, Inc. Announces Financial Results for the Quarter Ended March 31, 2008

LIBERTY, Mo.--(BUSINESS WIRE)--Liberty Bancorp, Inc. (NASDAQ: LBCP) announced today net earnings for the quarter ended March 31, 2008 of $453,000, or $.11 per diluted share, compared to net earnings of $373,000, or $.08 per diluted share, for the quarter ended March 31, 2007. Net earnings for the six months ended March 31, 2008 increased to $984,000, or $.23 per diluted share, compared to net earnings of $933,000, or $.20 per diluted share, for the six months ended March 31, 2007. Liberty Bancorp, Inc. conducts substantially all of its operations through its wholly owned subsidiary, BankLiberty.

Net earnings increased for the three- and six-month periods ended March 31, 2008 as compared to the same periods in 2007 due to higher net interest income, noninterest income and lower income taxes, partially offset by a higher provision for loan losses and higher noninterest expense. The effective tax rate for both comparable periods is lower due to an increase in non-taxable municipal bond income and an increase in the cash surrender value of bank-owned life insurance which is also non-taxable.

Net interest income increased for both the three- and six-month periods ended March 31, 2008 as compared to the same periods last year. Net interest income increased due to growth of the Company, partially offset by a lower level of net interest-earning assets. The provision for loan losses increased to $450,000 for the six-month period ended March 31, 2008 as compared to $198,000 for the six-month period ended March 31, 2007. Noninterest income increased for both the three and six-month periods ended March 31, 2008 due to higher gains on sale of loans, an increase in the cash surrender value of bank-owned life insurance and higher deposit account service charges. Noninterest expense increased for the comparable three-month periods in 2008 primarily due to an increase in compensation, occupancy, equipment and data processing and FDIC premium expense, partially offset by a decrease in professional services expense. Noninterest expense for the six-month period ended March 31, 2008 increased due primarily to higher expenses for compensation, equipment and data processing and FDIC premium expense, partially offset by a decrease in net expenses from operations from foreclosed real estate, professional services and advertising expenses.

Total assets increased $2.8 million to $336.0 million as of March 31, 2008 as compared to total assets of $333.2 million as of September 30, 2007. Total loans and mortgage-backed securities increased by $8.6 million during the same period primarily due to increased commercial real estate lending, partially offset primarily by a decrease in construction and land development lending. Stockholders’ equity decreased by $6.0 million during the first six months of fiscal 2008 due to the repurchase of common stock of $8.0 million, partially offset primarily by net earnings of $984,000 and increases in unrealized gains, net of taxes, on investments of $1.1 million.

Liberty Bancorp, Inc., through its subsidiary, BankLiberty, offers banking and related financial services to both individual and commercial customers. The Bank is headquartered in Liberty, Missouri, with six additional retail banking facilities in the Kansas City metropolitan area.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.

LIBERTY BANCORP, INC. Financial Highlights (Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2008	September 30, 2007
ASSETS
Cash and cash equivalents	$ 10,327	$ 9,042
Securities	41,641	49,514
Loans and mortgage-backed securities	260,940	252,304
Other assets	23,111	22,326

Total Assets	$ 336,019	$ 333,186

LIABILITIES
Deposits	$ 219,498	$ 252,305
FHLB advances	69,425	26,430
Other liabilities	2,889	4,256

Total Liabilities	291,812	282,991
Total Stockholders' Equity	44,207	50,195
Total Liabilities & Stockholders' Equity	$ 336,019	$ 333,186
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Interest income	$ 5,060	$ 4,911	$ 10,534	$ 9,786
Interest expense	2,483	2,436	5,425	4,768
Net interest income	2,577	2,475	5,109	5,018
Provision for loan losses	270	167	450	198
Net interest income after provision for loan losses	2,307	2,308	4,659	4,820
Total noninterest income	513	310	990	640
Total noninterest expense	2,215	2,055	4,287	4,022
Earnings before income taxes	605	563	1,362	1,438
Income taxes	152	190	378	505
Net Earnings	$ 453	$ 373	$ 984	$ 933
Basic earnings per share	$ 0.12	$ 0.08	$ 0.23	$ 0.20
Diluted earnings per share	$ 0.11	$ 0.08	$ 0.23	$ 0.20

CONTACT:
Liberty Bancorp, Inc.
Brent M. Giles, 816-781-4822
President and Chief Executive Officer